Proxy Voting Results

A special meeting of shareholders was held on October 17, 2016. The results of votes taken among shareholders on the proposals before them are reported below. Each vote reported represents one dollar of net asset value held on the record date for the meeting.

PROPOSAL 1
To elect a Board of Trustees.

# of Votes	% of Votes

Peter C. Aldrich

Affirmative	80,345,400,272.38	97.367
Withheld	2,172,700,318.89	2.633
TOTAL	82,518,100,591.27	100.000

Amy Butte Liebowitz

Affirmative	80,349,798,079.05	97.372
Withheld	2,168,302,512.22	2.628
TOTAL	82,518,100,591.27	100.000

Ralph F. Cox

Affirmative	80,185,900,067.22	97.174
Withheld	2,332,200,524.05	2.826
TOTAL	82,518,100,591.27	100.000

Mary C. Farrell

Affirmative	80,442,189,509.02	97.484
Withheld	2,075,911,082.25	2.516
TOTAL	82,518,100,591.27	100.000

Bruce T. Herring

Affirmative	80,450,867,609.22	97.495
Withheld	2,067,232,982.05	2.505
TOTAL	82,518,100,591.27	100.000

Karen Kaplan

Affirmative	80,281,077,426.19	97.289
Withheld	2,237,023,165.08	2.711
TOTAL	82,518,100,591.27	100.000

Robert A. Lawrence

Affirmative	80,483,442,135.49	97.534
Withheld	2,034,658,455.78	2.466
TOTAL	82,518,100,591.27	100.000

PROPOSAL 2c
To approve a sub-advisory agreement among Strategic Advisers, FIAM LLC (FIAM) and the Trust on behalf of Strategic Advisers® Growth Multi-Manager Fund with respect to FIAM's Large Cap Core strategy.

	# of Votes	% of Votes
Affirmative	58,743,710.84	100.000
Against	0.00	0.000
Abstain	0.00	0.000
TOTAL	58,743,710.84	100.000

PROPOSAL 4b

To approve a sub-advisory agreement among Strategic Advisers, Geode Capital Management, LLC (Geode) and the Trust on behalf of Strategic Advisers® Growth Multi-Manager Fund with respect to Geode's Factor-Based strategy.

	# of Votes	% of Votes
Affirmative	58,743,710.84	100.000
Against	0.00	0.000
Abstain	0.00	0.000
TOTAL	58,743,710.84	100.000

Proposal 1 reflects trust wide proposal and voting results.